Exhibit 99.1
Power Solutions International Announces Record Fourth Quarter and
Record Full Year 2024 Financial Results
Quarter Sales of $144.3 million, up 38% from a year earlier,
Full Year Sales of $476.0 million, up 4% from a year earlier,
Quarter Net Income of $23.3 million, up 178% from a year earlier, EPS $1.01 for the Quarter,
Full Year Net Income of $69.3 million, up 163% from a year earlier, EPS $3.01 for the Full Year,
Cash Flow Provided by Operating Activities $62.4 million in 2024
WOOD DALE, Ill., March 24, 2025 – Power Solutions International, Inc. (the “Company” or “PSI”) (Nasdaq: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, announced record fourth quarter and full year 2024 financial results.
Financial Highlights

($ in millions, except per share amounts)	Quarter Ended
	December 31, 2024	December 31, 2023	Change
Net sales	$144.3	$104.8	38%
Gross Profit	$43.2	$27.5	57%
Net Income	$23.3	$8.4	178%
Diluted Earnings per Share	$1.01	$0.36	$0.65

($ in millions, except per share amounts)	Year Ended
	December 31, 2024	December 31, 2023	Change
Net sales	$476.0	$459.0	4%
Gross Profit	$140.5	$105.9	33%
Net Income	$69.3	$26.3	163%
Diluted Earnings per Share	$3.01	$1.15	$1.86
Fourth Quarter 2024 Results
Power Solutions International, Inc., reported record profit for the three months ended December 31, 2024, with net income of $23.3 million and diluted earnings per share of $1.01, compared to net income of $8.4 million and diluted earnings per share of $0.36 for the fourth quarter of 2023.
Dino Xykis, Chief Executive Officer, commented, “Our sales and net income increased significantly for the quarter, driven by higher demand from our power systems business, including contributions from the expanding data center sector, along with operational efficiencies, and strategic initiatives that continue to yield positive results. For the year, we achieved record profits, reflecting a disciplined and consistent financial approach, market expansion, and commitment to delivering value to our shareholders. As we move forward, we remain focused on innovation, and operational excellence, while continuing to reduce PSI’s debt, improving our balance sheet and delivering long-term growth.”
Kenneth Li, Chief Financial Officer, commented, “In December 2024, we successfully uplisted to the Nasdaq Stock Market ("Nasdaq"), marking a key milestone in our growth journey. This achievement reflects our strong financial position, record profitability, and commitment to delivering shareholder value. We remain focused on executing our strategy, maintaining financial discipline, and leveraging our Nasdaq listing to drive shareholder value creation.”
Sales for the fourth quarter of 2024 were $144.3 million, an increase of $39.5 million, or 38%, compared to the fourth quarter of 2023, primarily as a result of sales increases of $41.0 million in the power systems end market. This shift in markets reflects the conscious strategic prioritization towards higher growth markets such as data centers as well as oil and gas products and away from more mature markets such as trucks and school buses. As part of the Company's prioritization of the rapidly expanding data center sector, the Company is focused on improving and increasing our manufacturing capacity and capabilities to meet our customers’ evolving demand for our products. Lower industrial end market sales are primarily due to decreases in demand for products used within the material handling and arbor care markets, as well as the effects of enforcement of the Uyghur Forced Labor Prevention Act (“UFLPA”).
Gross profit increased by $15.7 million, or 57%, during the fourth quarter of 2024 as compared to the same period in the prior year. Gross margin in the fourth quarter of 2024 was 29.9%, an increase of 3.6% compared to 26.3% in the same period last year, primarily due to improved mix, pricing actions, higher operating efficiencies, and lower warranty costs attributable to the Company's strategic sales shift away from some of our transportation customers. For the fourth quarter of 2024, warranty costs were $0.7 million, as compared to $1.0 million for the fourth quarter of 2023.
Selling, general and administrative expenses of $12.4 million increased during the fourth quarter of 2024 by $3.0 million, or 32%, compared to the same period in the prior year, due to higher executive compensation and legal expenses.
Interest expense was $2.4 million in the fourth quarter of 2024 as compared to $3.6 million in the same period in the prior year, largely due to reduced outstanding debt and lower overall effective interest rates.
Net income was $23.3 million, or earnings per share of $1.01, in the fourth quarter of 2024, compared to net income of $8.4 million, or earnings per share of $0.36 for the fourth quarter of 2023.
Balance Sheet Update
The Company’s cash and cash equivalents were approximately $55.3 million, while total debt was approximately $120.2 million at December 31, 2024. This compares to total debt of approximately $145.2 million and cash and cash equivalents of approximately $22.8 million at December 31, 2023. Included in the Company’s total debt at December 31, 2024, were borrowings of $95.0 million under the Revolving Credit Agreement, and borrowings of $25.0 million under the Shareholder's Loan Agreement. We remain committed to strengthening our business and generating cash flow to reduce debt. Recently, we amended our loan agreement, providing us with the flexibility to pay off our shareholder loan. In the first quarter of 2025, we successfully paid down an additional $10.0 million, bringing our total debt to $110.0 million. With our strong financial position and recent Nasdaq uplisting, we will explore opportunities for long-term debt financing to support our growth strategy and optimize our capital structure. We remain focused on financial discipline and enhancing shareholder value.

Outlook for 2025
The Company anticipates an increase in sales for 2025 compared to 2024, driven by expected growth in the power systems end market including products supporting data centers, while sales in the industrial and transportation end markets are projected to remain about flat. However, due to ongoing geopolitical and macroeconomic uncertainties, especially with the latest tariff announcements and the possible impact on trade between the USA and the rest of the world, PSI will not provide specific sales growth guidance for 2025.
About Power Solutions International, Inc.
Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the power systems, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capabilities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.
PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, and microgrid solutions, as well as products and packages supporting the rapidly growing data center markets. PSI’s industrial end market provides engine and battery powertrain solutions to serve applications such as forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. PSI’s transportation end market provides engine powertrain solutions to specialized applications such as terminal tractors, port equipment, military vehicles, and other non-road vocational vehicles. For more information on PSI, visit www.psiengines.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may involve risks and uncertainties. These statements often include words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would” or similar expressions, but these words are not the exclusive means for identifying such statements. These statements are not guarantees of performance or results, and they involve risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect the Company’s results of operations and liquidity and could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, the Company’s forward-looking statements.
The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements include, without limitation: the impact of the macro-economic environment in both the U.S. and internationally on our business and expectations regarding growth of the industry; uncertainties arising from global events (including the Russia-Ukraine and Israel-Hamas conflicts), natural disasters or pandemics, and their impact on material prices; the effects of strategic investments on our operations, including our efforts to expand our global market share and actions taken to increase sales growth; the ability to develop and successfully launch new products; labor costs and other employment-related costs; loss of suppliers and disruptions in the supply of raw materials; the Company’s ability to continue as a going concern; the Company’s ability to raise additional capital when needed and its liquidity; uncertainties around the

Company’s ability to meet funding conditions under its financing arrangements and access to capital thereunder; the potential acceleration of the maturity at any time of the loans under the Company’s uncommitted revolving credit agreement through the exercise by any lender of its demand right in its Revolving Credit Agreement; the impact of rising interest rates; changes in economic conditions, including inflationary trends in the price of raw materials; our reliance on information technology and the associated risk involving potential security lapses and/or cyber-attacks; the ability of the Company to accurately forecast sales, and the extent to which sales result in recorded revenues; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of U.S. tariffs on imports and exports; the impact of supply chain interruptions and raw material shortages, including compliance disruptions such as the UFLPA delaying goods from China; the potential impact of higher warranty costs and the Company’s ability to mitigate such costs; any delays and challenges in recruiting and retaining key employees consistent with the Company’s plans; the potential effects of damage to our reputation or other adverse consequences if our employees, suppliers, sub-suppliers or other contract parties, agents or business partners violate anti-bribery, competition, export and import, trade sanctions, data privacy, environmental, human rights or other laws; the impact of unanticipated changes in our effective tax rate, the adoption of new tax legislation or exposure to additional income tax liabilities; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and the Company’s subsequent filings with the SEC.
The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:
Power Solutions International, Inc.
Randall D. Lehner
General Counsel
630-373-1637
rlehner@psiengines.com

Results of operations for the three months and year ended December 31, 2024, compared with the three months and year ended December 31, 2023 (UNAUDITED):

(in thousands, except per share amounts)	For the Three Months Ended December 31,				For the Year Ended December 31,
	2024	2023	Change	% Change	2024	2023	Change	% Change
Net sales (from related parties $1,266 and $55 for the three months ended December 31, 2024 and 2023, respectively, $1,766 and $2,449 for the year ended December 31, 2024 and 2023, respectively)	$144,299	$104,755	$39,544	38%	$475,967	$458,973	$16,994	4%
Cost of sales (from related parties $937 and $35 for the three months ended December 31, 2024 and 2023, respectively, and $1,304 and $1,790 for the year ended December 31, 2024 and 2023, respectively)	101,130	77,219	23,911	31%	335,430	353,109	(17,679)	(5)%
Gross profit	43,169	27,536	15,633	57%	140,537	105,864	34,673	33%
Gross margin %	29.9%	26.3%	3.6%		29.5%	23.1%	6.4%
Operating expenses:
Research and development expenses	5,249	5,429	(180)	(3)%	20,056	19,457	599	3%
Research and development expenses as a % of sales	3.6%	5.2%	(1.6)%		4.2%	4.2%	—%
Selling, general and administrative expenses	12,369	9,336	3,033	32%	37,378	40,386	(3,008)	(7)%
Selling, general and administrative expenses as a % of sales	8.6%	8.9%	(0.3)%		7.9%	8.8%	(0.9)%
Amortization of intangible assets	364	437	(73)	(17)%	1,459	1,746	(287)	(16)%
Total operating expenses	17,982	15,202	2,780	18%	58,893	61,589	(2,696)	(4)%
Operating income	25,187	12,334	12,853	104%	81,644	44,275	37,369	84%
Interest expense (from related parties $731 and $1,971 for the three months ended December 31, 2024 and 2023, respectively, and $6,998 and $7,729 for the year ended December 31, 2024 and 2023, respectively)	2,351	3,595	(1,244)	(35)%	11,443	17,069	(5,626)	(33)%
Income before income taxes	22,836	8,739	14,097	161%	70,201	27,206	42,995	158%
Income tax expense	(451)	369	(820)	NM	922	900	22	NM
Net income	$23,287	$8,370	$14,917	178%	$69,279	$26,306	$42,973	163%

Earnings per common share:
Basic	$1.01	$0.36	$0.65	181%	$3.01	$1.15	$1.86	162%
Diluted	$1.01	$0.36	$0.65	181%	$3.01	$1.15	$1.86	162%

Non-GAAP Financial Measures:
Adjusted net income *	$23,734	$7,523	$16,211	215%	$64,675	$26,552	$38,123	144%
Adjusted income per share *	$1.03	$0.34	$0.69	203%	$2.81	$1.17	$1.64	140%
EBITDA *	$26,455	$13,700	$12,755	93%	$86,843	$49,875	$36,968	74%
Adjusted EBITDA *	$26,902	$12,853	$14,049	109%	$82,239	$50,121	$32,118	64%

NM    Not meaningful
*    See reconciliation of non-GAAP financial measures to GAAP results below

POWER SOLUTIONS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except par values)	As of December 31, 2024	As of December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$55,252	$22,758
Restricted cash	3,239	3,836
Accounts receivable, net of allowances of $1,889 and $5,975 as of December 31, 2024 and 2023, respectively; (from related parties $1,383 and $777 as of December 31, 2024 and 2023, respectively)	68,958	66,979
Income tax receivable	986	550
Inventories, net	93,872	84,947
Prepaid expenses	6,396	8,518
Contract assets	21,462	15,554
Other current assets	4,170	2,240
Total current assets	254,335	205,382
Property, plant and equipment, net	15,406	14,928
Operating lease right-of-use assets, net	23,275	27,145
Intangible assets, net	2,454	3,914
Goodwill	29,835	29,835
Other noncurrent assets	2,877	3,099
TOTAL ASSETS	$328,182	$284,303

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable (to related parties $14,427 and $24,496 as of December 31, 2024 and 2023, respectively)	$58,208	$67,355
Current maturities of long-term debt	52	139
Revolving line of credit	95,000	50,000
Finance lease liability, current	78	76
Operating lease liability, current	4,503	3,912
Other short-term financing (from related parties $25,000 and $94,820 as of December 31, 2024 and 2023, respectively)	25,000	94,820
Other accrued liabilities (from related parties $807 and $1,833 as of December 31, 2024 and 2023, respectively)	44,726	31,999
Total current liabilities	227,567	248,301
Deferred income taxes	1,568	1,478
Long-term debt, net of current maturities	38	90
Finance lease liability, long-term	16	94
Operating lease liability, long-term	20,663	25,070
Noncurrent contract liabilities	1,877	2,401
Other noncurrent liabilities	11,203	10,786
TOTAL LIABILITIES	$262,932	$288,220

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock – $0.001 par value; 50,000 shares authorized; 23,117 shares issued; 23,000 and 22,968 shares outstanding at December 31, 2024 and 2023, respectively	23	23
Additional paid-in capital	157,561	157,770
Accumulated deficit	(91,511)	(160,790)
Treasury stock, at cost, 117 and 149 shares at December 31, 2024 and 2023, respectively	(823)	(920)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	65,250	(3,917)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$328,182	$284,303

POWER SOLUTIONS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$23,287	$8,370	$69,279	$26,306
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets	364	437	1,459	1,746
Depreciation	904	929	3,740	3,854
Noncash lease expense	1,042	691	5,009	4,185
Stock-based compensation expense	37	19	89	151
Amortization of financing fees	165	250	513	1,188
Deferred income taxes	(72)	69	90	200
(Credit) Provision for losses in accounts receivable	(2,001)	(1,330)	(4,086)	1,668
Increase in allowance for inventory obsolescence, net	(93)	(734)	2,405	1,826
Other adjustments, net	(5)	226	40	229
Changes in operating assets and liabilities:
Accounts receivable	10,545	5,772	2,117	21,248
Inventories	8,576	10,176	(10,557)	33,787
Prepaid expenses	9,509	(567)	2,241	3,530
Contract assets	(1,456)	114	(5,908)	(11,934)
Other assets	(1,780)	(1,640)	(1,631)	(2,824)
Accounts payable	(18,020)	(7,969)	(8,856)	(9,237)
Income taxes receivable	(320)	5	(436)	5
Accrued expenses	4,309	(4,800)	12,003	(2,162)
Other noncurrent liabilities	(2,340)	(1,623)	(5,121)	(3,254)
Net cash provided by operating activities	32,651	8,395	62,390	70,512
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(2,602)	(2,358)	(4,559)	(5,036)
Proceeds from disposal of assets	—	16	—	16
Net cash used in investing activities	(2,602)	(2,342)	(4,559)	(5,020)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt and lease liabilities	(51)	(54)	(204)	(215)
Proceeds from short-term financings	—	15,000	100,000	15,000
Repayment of short-term financings	(15,000)	(30,001)	(124,820)	(80,594)
Repurchases to settle tax withholding obligations for stock-based compensation awards	(180)	—	(201)	—
Payments of deferred financing costs	—	(4)	(709)	(987)
Other financing activities, net	—	—	—	(2)
Net cash used in financing activities	(15,231)	(15,059)	(25,934)	(66,798)
Net increase (decrease) in cash, cash equivalents, and restricted cash	14,818	(9,006)	31,897	(1,306)
Cash, cash equivalents, and restricted cash at beginning of the year	43,673	35,600	26,594	27,900
Cash, cash equivalents, and restricted cash at end of the year	$58,491	$26,594	$58,491	$26,594

Non-GAAP Financial Measures
In addition to the results provided in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) above, this press release also includes non-GAAP (adjusted) financial measures. Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial measures should be considered in conjunction with the consolidated financial statements, including the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Form 10-K for the year ended December 31, 2024. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated below.

Non-GAAP Financial Measure	Comparable GAAP Financial Measure
Adjusted net income	Net income
Adjusted net income per share – diluted	Net income per share – diluted
EBITDA	Net income
Adjusted EBITDA	Net income
The Company believes that Adjusted net income, Adjusted net income per share – diluted, EBITDA, and Adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in its industry as well as by the Company’s management in assessing the performance of the Company. Adjusted net income is defined as net income as adjusted for certain items that the Company believes are not indicative of its ongoing operating performance. Adjusted net income per share – diluted is a measure of the Company’s diluted net earnings per share adjusted for the impact of special items. EBITDA provides the Company with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of other non-cash and certain other items that do not reflect the ordinary earnings of the Company’s operations.
Adjusted net income, Adjusted net income per share – diluted, EBITDA, and Adjusted EBITDA are used by management for various purposes, including as a measure of performance of the Company’s operations and as a basis for strategic planning and forecasting. Adjusted net income, Adjusted net income per share – diluted, and Adjusted EBITDA may be useful to an investor because these measures are widely used to evaluate companies’ operating performance without regard to items excluded from the calculation of such measures, which can vary substantially from company to company depending on the accounting methods, the book value of assets, the capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with U.S. GAAP.

The following table presents a reconciliation from Net income to Adjusted net income for the three months and year ended December 31, 2024 and 2023 (UNAUDITED):

(in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Net income	$23,287	$8,370	$69,279	$26,306
Stock-based compensation [1]	37	19	89	151
Legal settlements [2]	410	(866)	(4,693)	195
Insurance proceeds [3]	—	—	—	(100)
Adjusted net income	$23,734	$7,523	$64,675	$26,552

The following table presents a reconciliation from Net income per share – diluted to Adjusted net income per share – diluted for the three months and year ended December 31, 2024 and 2023 (UNAUDITED):

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Net income per share – diluted	$1.01	$0.36	$3.01	$1.15
Stock-based compensation [1]	0.01	0.01	—	0.01
Legal settlements [2]	0.01	(0.03)	(0.20)	0.01
Adjusted net income per share – diluted	$1.03	$0.34	$2.81	$1.17

Diluted shares (in thousands)	23,063	22,983	23,018	22,973
The following table presents a reconciliation from Net income to EBITDA and Adjusted EBITDA for the three months and year ended December 31, 2024 and 2023 (UNAUDITED):

(in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Net income	$23,287	$8,370	$69,279	$26,306
Interest expense	2,351	3,595	11,443	17,069
Income tax expense	(451)	369	922	900
Depreciation	904	929	3,740	3,854
Amortization of intangible assets	364	437	1,459	1,746
EBITDA	26,455	13,700	86,843	49,875
Stock-based compensation [1]	37	19	89	151
Legal settlements [2]	410	(866)	(4,693)	195
Insurance proceeds [3]	—	—	—	(100)
Adjusted EBITDA	$26,902	$12,853	$82,239	$50,121
1.Amounts reflect non-cash stock-based compensation expense and have no material impact on the Adjusted net income per share – diluted for the year ended December 31, 2024 and 2023.
2.Amounts include legal settlements for the year ended December 31, 2024 and 2023.
3.Amounts include insurance recoveries related to a prior year incident and have no material impact on the Adjusted net income per share – diluted for the year ended December 31, 2024 and 2023.